FIRST CAPITAL, INC. REPORTS QUARTERLY RECORD EARNINGS

Corydon, Indiana—October 30, 2013.  First Capital, Inc. (NASDAQ:  FCAP - news), the holding company for First Harrison Bank (the “Bank”), today reported record net income of $1.4 million or $0.51 per diluted share for the quarter ended September 30, 2013, compared to $719,000 or $0.26 per diluted share for the same period in 2012.

The increase in net income is primarily due to increases in net interest income after provision for loan losses and noninterest income and a decrease in noninterest expense.  Earnings for the quarter ended September 30, 2012 were negatively impacted by the Bank’s voluntary early retirement program which resulted in a pre-tax charge to earnings of $693,000.  Had that nonrecurring expense not occurred, the Company would have recognized net income of $1.1 million or $0.41 per diluted share for the quarter ended September 30, 2012.

Net interest income after provision for loan losses increased $344,000 for the quarter ended September 30, 2013 as compared to the quarter ended September 30, 2012. Interest income decreased $73,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets decreased from 4.59% for the three-month period ended September 30, 2012 to 4.50% for the same period in 2013.  Interest expense decreased $167,000 as the average cost of interest-bearing liabilities decreased from 0.67% to 0.48% when comparing the same two periods.  As a result, the interest-rate spread increased from 3.92% for the quarter ended September 30, 2012 to 4.02% for the same period in 2013.  The provision for loan losses decreased from $350,000 for the quarter ended September 30, 2012 to $100,000 for the quarter ended September 30, 2013 primarily due to a decrease in net charge-offs from $191,000 for the quarter ended September 30, 2012 to $32,000 for the quarter ended September 30, 2013.

Noninterest income increased $85,000 for the three months ended September 30, 2013 as compared to the same period in 2012.  Service charges on deposit accounts and commission income increased by $67,000 and $39,000, respectively, when comparing the two periods.

Noninterest expenses decreased $713,000 for the three months ended September 30, 2013 as compared to the three months ended September 30, 2012.  Compensation and benefits expense decreased $714,000 when comparing the two periods primarily due to the absence in 2013 of the $693,000 pre-tax charge related to the aforementioned voluntary early retirement program which took effect on September 30, 2012.  Occupancy and equipment expenses also decreased by $40,000 for 2013 when comparing the two periods, while data processing expenses increased by $37,000 primarily due to an increase in ATM processing.

For the nine months ended September 30, 2013, the Company reported net income of $3.8 million or $1.38 per diluted share compared to net income of $2.7 million or $0.96 per diluted share for the same period in 2012.  Excluding the aforementioned charge to earnings for the voluntary early retirement program, the Company would have reported net income of $3.1 million or $1.11 per diluted share for the nine months ended September 30, 2012.

Net interest income after provision for loan losses increased $832,000 for the nine months ended September 30, 2013 compared to the same period in 2012.  Interest income decreased $340,000 when comparing the two periods, due to a decrease in the average tax-equivalent yield on interest-earning assets from 4.65% for 2012 to 4.46% for 2013.  This was partially offset by an increase in the average balance of interest-earning assets from $416.2 million for the nine months ended September 30, 2012 to $425.1 million for the nine months ended September 30, 2013.  Interest expense decreased $622,000 as the average cost of interest-bearing liabilities decreased from 0.75% to 0.50% when comparing the same two periods while the average balance of interest-bearing liabilities increased from $341.7 million for the nine months ended September 30, 2012 to $345.2 million for the same period in 2013.  The provision for loan losses decreased from $1.1 million for the nine months ended September 30, 2012 to $575,000 for the same period in 2013 as net charge offs decreased from $716,000 for the nine months ended September 30, 2012 to $408,000 for the nine months ended September 30, 2013.

Noninterest income increased $260,000 for the nine months ended September 30, 2013 as compared to the nine months ended September 30, 2012.  The increase was primarily due to increases in commission income and service charges on deposit accounts of $154,000 and $140,000, respectively.

Noninterest expenses decreased $778,000 for the nine months ended September 30, 2013 as compared to the same period in 2012, primarily due to a decrease in compensation and benefit expenses of $939,000 due to the absence of the pre-tax charge incurred in 2012 attributable to the voluntary early retirement program mentioned previously.  This was partially offset by increases in data processing expenses and professional fees of $91,000 and $72,000, respectively.

Total assets as of September 30, 2013 were $447.7 million compared to $459.1 million at December 31, 2012.  Net loans receivable increased $8.5 million during the nine months ended September 30, 2013, while securities available for sale and cash and cash equivalents decreased $10.7 million and $6.4 million, respectively.  Deposits and borrowed funds, consisting of retail repurchase agreements and Federal Home Loan Bank advances, decreased $7.3 million and $3.8 million, respectively, during the nine months ended September 30, 2013.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) totaled $7.0 million and $8.4 million at September 30, 2013 and December 31, 2012, respectively.

At September 30, 2013, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

First Harrison Bank currently has thirteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville.  Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.firstharrison.com.  First Harrison Bank, through its business arrangement with Lincoln Investments, member SIPC, continues to offer non FDIC insured investments to complement the Bank’s offering of traditional banking products and services.  You can also follow us now on Facebook.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact:
Chris Frederick
Chief Financial Officer and Executive Vice President
812-734-3464

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
OPERATING DATA	2013	2012	2013	2012
(Dollars in thousands, except per share data)

Total interest income	$13,779	$14,119	$4,649	$4,722
Total interest expense	1,306	1,928	408	575
Net interest income	12,473	12,191	4,241	4,147
Provision for loan losses	575	1,125	100	350
Net interest income after provision for loan losses	11,898	11,066	4,141	3,797

Total non-interest income	3,561	3,301	1,211	1,126
Total non-interest expense	9,898	10,676	3,270	3,983
Income before income taxes	5,561	3,691	2,082	940
Income tax expense	1,721	1,008	653	218
Net income	$3,840	$2,683	$1,429	$722
Less net income attributable to the noncontrolling interest	10	10	3	3
Net income attributable to First Capital, Inc.	$3,830	$2,673	$1,426	$719

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$1.38	$0.96	$0.51	$0.26

Diluted	$1.38	$0.96	$0.51	$0.26

Weighted average common shares outstanding:
Basic	2,784,849	2,785,383	2,784,560	2,785,001

Diluted	2,784,849	2,785,383	2,784,560	2,785,001

OTHER FINANCIAL DATA

Cash dividends per share	$0.60	$0.57	$0.20	$0.19
Return on average assets (annualized)	1.12%	0.79%	1.26%	0.63%
Return on average equity (annualized)	9.64%	6.88%	10.92%	5.49%
Net interest margin	4.06%	4.03%	4.12%	4.04%
Interest rate spread	3.96%	3.90%	4.02%	3.92%
Net overhead expense as a percentage
of average assets (annualized)	2.89%	3.17%	2.89%	3.51%

	September 30,	December 31,
BALANCE SHEET INFORMATION	2013	2012

Cash and cash equivalents	$16,808	$23,211
Investment securities	112,299	122,985
Gross loans	293,841	285,143
Allowance for loan losses	4,904	4,736
Earning assets	413,150	421,755
Total assets	447,703	459,132
Deposits	377,007	384,343
FHLB debt	5,000	5,100
Repurchase agreements	10,437	14,092
Stockholders' equity, net of noncontrolling interest	52,779	52,824
Non-performing assets:
Nonaccrual loans	4,679	7,578
Accruing loans past due 90 days	483	289
Foreclosed real estate	364	295
Troubled debt restructurings on accrual status	1,491	221
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	10.76%	10.00%
Tier I - risk based	14.84%	14.35%
Total risk-based	16.09%	15.60%